Exhibit 10(iii)

Kevin A. Lobo
Chairman and CEO
2825 Airview Boulevard
Kalamazoo MI 49002 USA
P 269 389 7353
F 269 389 7209
www.stryker.com

Personal and confidential

February 7, 2018

First Name Last Name

Dear First Name:

I am pleased to inform you that you are one of a select group of individuals receiving a restricted stock units (RSUs) award in 2018. We use these awards to reward performers who we believe will be key contributors to our growth well into the future. The total Award Date Value (ADV) of your award is approximately USD $xx,xxx.

You are receiving x,xxx RSUs with respect to Common Stock of Stryker Corporation. Except as otherwise provided in the Terms and Conditions, one-third of these RSUs will vest on March 21 of each of the three years beginning March 21, 2019.

You must “Accept” the award online via the UBS One Source web site located at www.ubs.com/onesource/SYK between March 1 and March 31, 2018. The detailed terms of the RSUs are in the Terms and Conditions, any applicable country addendum and the provisions of the Company's 2011 Long-Term Incentive Plan. Those documents, together with the related Prospectus, are available on the UBS One Source web site, and you should read them before accepting the award.

You can find additional educational materials on the UBS One Source web site in the Library section, including RSUs brochures, RSUs Frequently Asked Questions and RSUs Tax Questions & Answers.

We want our employees to experience rewarding careers at Stryker while driving our business growth. Thank you for your efforts in helping us deliver remarkable results. With your help, I look forward to another successful year.

Sincerely,
Kevin A. Lobo
Chairman and CEO

STRYKER CORPORATION

TERMS AND CONDITIONS
RELATING TO RESTRICTED STOCK UNITS GRANTED
PURSUANT TO THE 2011 LONG-TERM INCENTIVE PLAN, AS AMENDED AND RESTATED

1.    The Restricted Stock Units (“RSUs”) with respect to Common Stock of Stryker Corporation (the “Company”) granted to you during 2018 are subject to these Terms and Conditions Relating to Restricted Stock Units Granted Pursuant to the 2011 Long-Term Incentive Plan, as Amended and Restated (the “Terms and Conditions”) and all of the terms and conditions of the Stryker Corporation 2011 Long-Term Incentive Plan, as Amended and Restated (the “2011 Plan”), which is incorporated herein by reference. In the case of a conflict between these Terms and Conditions and the terms of the 2011 Plan, the provisions of the 2011 Plan will govern. Capitalized terms used but not defined herein have the meaning provided therefor in the 2011 Plan. For purposes of these Terms and Conditions, “Employer” means the Company or any Subsidiary that employs you on the applicable date.

2.    Your right to receive the Shares issuable pursuant to the RSUs shall be only as follows:

     (a)    If you continue to be an Employee, you will receive the Shares underlying the RSUs that have become vested as soon as administratively possible following the vesting date as set forth in the award letter.

(b) If you cease to be an Employee by reason of Disability (as such term is defined in the 2011 Plan) or death prior to the date that your RSUs become fully vested, you or your estate will become fully vested in your RSUs, and you, your legal representative or your estate will receive all of the underlying Shares as soon as administratively practicable following your termination by Disability or death.

(c)    If you cease to be an Employee by reason of Retirement (as such term is defined in the 2011 Plan) prior to the date that your RSUs become fully vested, you will continue to vest in your RSUs in accordance with the vesting schedule as set forth in the award letter as if you had continued your employment with your Employer.

(d)    If you cease to be an Employee prior to the date that your RSUs become fully vested for any reason other than those provided in (b) or (c) above, you shall cease vesting in your RSUs effective as of your Termination Date. If you are a resident of or employed in the United States, “Termination Date” shall mean the effective date of termination of your employment with your Employer. If you are resident or employed outside of the United States, “Termination Date” shall mean the earliest of (i) the date on which notice of termination is provided to you, (ii) the last day of your active service with your Employer, or (iii) the last day on which you are an Employee of your Employer, as determined in each case without including any required advance notice period and irrespective of the status of the termination under local labor or employment laws.

(e)    Notwithstanding the foregoing, the Company may, in its sole discretion, settle your RSUs in the form of: (i) a cash payment to the extent settlement in Shares (1) is prohibited under local law, (2) would require you, the Company and/or your Employer to obtain the approval of any governmental and/or regulatory body in your country of residence (and country of employment, if different), or (3) is administratively burdensome; or (ii) Shares, but require you to immediately sell such Shares (in which case, the Company shall have the authority to issue sales instructions in relation to such Shares on your behalf).

3.    The number of Shares subject to the RSUs shall be subject to adjustment and the vesting dates hereof may be accelerated as follows:

(a)    In the event that the Shares, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares, or otherwise) or if the number of such Shares shall be increased through the payment of a stock dividend or a dividend on the Shares of rights or warrants to purchase securities of the Company shall be made, then there shall be substituted for or added to each Share theretofore subject to the RSUs the number and kind of shares of stock or other securities into which each outstanding Share shall be so changed, or for which each such Share shall be exchanged, or to which each such Share shall be entitled. The other terms of the RSUs shall also be appropriately amended as may be necessary to reflect the foregoing events. In the event there shall be any other change in the number or kind of the outstanding Shares, or of any stock or other securities into which such Shares shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the RSUs, such adjustment shall be made in accordance with such determination.

(b)    Fractional Shares resulting from any adjustment in the RSUs may be settled in cash or otherwise as the Committee shall determine, in its sole discretion. Notice of any adjustment will be given to you and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes hereof.

(c)    The Committee shall have the power to amend the RSUs to permit the immediate vesting of the RSUs (and to terminate any unvested RSUs) and the distribution of the underlying Shares prior to the effectiveness of (i) any disposition of substantially all of the assets of the Company or your Employer, (ii) the shutdown, discontinuance of operations or dissolution of the Company or your Employer, or (iii) the merger or consolidation of the Company or your Employer with or into any other unrelated corporation.

4.    If you are resident and/or employed outside of the United States, you agree, as a condition of the grant of the RSUs, to repatriate all payments attributable to the Shares and/or cash acquired under the 2011 Plan (including, but not limited to, dividends, dividend equivalents and any proceeds derived from the sale of the Shares acquired pursuant to the RSUs) if required by and in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Company and its Subsidiaries, as may be required to allow the Company and its Subsidiaries to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

5.    If you are resident and/or employed in a country that is a member of the European Union, the grant of the RSUs and these Terms and Conditions are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of these Terms and Conditions is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

6.    Regardless of any action the Company and/or your Employer take with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and your Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the subsequent sale of any Shares acquired pursuant to the RSUs and the receipt of any dividends or dividend equivalents and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items. Further, if you become subject to taxation in more than one country between the grant date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that your Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one country.

Prior to any taxable event, if your country of residence (and/or your country of employment, if different) requires withholding of Tax-Related Items, the Company shall withhold a number of whole Shares that have an aggregate Fair Market Value that the Company, taking into account local requirements and administrative issues, determines in its sole discretion is appropriate to cover withholding for Tax-Related Items with respect to the Shares. The cash equivalent of the Shares withheld will be used to settle the obligation to withhold the Tax-Related Items. In cases where the Fair Market Value of the number of whole Shares withheld is greater than the amount required to be paid to the relevant government authorities with respect to withholding for Tax-Related Items, the Company shall make a cash payment to you equal to the difference as soon as administratively practicable. In the event that withholding in Shares is prohibited or problematic under applicable law or otherwise may trigger adverse consequences to the Company or your Employer, your Employer shall withhold the Tax-Related Items required to be withheld with respect to the Shares in cash from your regular salary and/or wages or other amounts payable to you. In the event the withholding requirements are not satisfied through the withholding of Shares or through your regular salary and/or wages or any other amounts payable to you by your Employer, no Shares will be issued to you (or your estate) unless and until satisfactory arrangements (as determined by the Board of Directors) have been made by you with respect to the payment of any Tax-Related Items that the Company or your Employer determines, in its sole discretion, should be withheld or collected with respect to such RSUs. By accepting these RSUs, you expressly consent to the withholding of Shares and/or withholding from your regular salary and/or wages or other amounts payable to you as provided for hereunder. All other Tax-Related Items related to the RSUs and any Shares delivered in payment thereof are your sole responsibility.

7.    The RSUs are intended to be exempt from the requirements of Code Section 409A. The 2011 Plan and these Terms and Conditions shall be administered and interpreted in a manner consistent with this intent. If the Company determines that these Terms and Conditions are subject to Code Section 409A and that it has failed to comply with the requirements of that Section, the Company may, at the Company’s sole discretion and without your consent, amend these Terms and Conditions to cause them to comply with Code Section 409A or be exempt from Code Section 409A.

8.    If you were required to sign the “Stryker Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement” or a similar agreement in order to receive the RSUs or have previously signed such an agreement and you breach any non-competition, non-solicitation or non-disclosure provision or provision as to ownership of inventions contained therein at any time while employed by the Company or a Subsidiary, or during the one-year period following termination of employment, any unvested RSUs shall be rescinded and you shall return to the Company all Shares that were acquired upon vesting of the RSUs that you have not disposed of. Further, you shall pay to the Company an amount equal to the profit realized by you (if any) on all Shares that were acquired upon vesting of the RSUs that you have disposed of. For purposes of the preceding sentence, the profit shall be the Fair Market Value of the Shares at the time of disposition.

9.    The RSUs shall be transferable only by will or the laws of descent and distribution. If you purport to make any transfer of the RSUs, except as aforesaid, the RSUs and all rights thereunder shall terminate immediately.

10.    The RSUs shall not be vested in whole or in part, and the Company shall not be obligated to issue any Shares subject to the RSUs, if such issuance would, in the opinion of counsel for the Company, violate the Securities Act of 1933 or any other U.S. federal, state or non-U.S. statute having similar requirements as it may be in effect at the time. The RSUs are subject to the further requirement that, if at any time the Board of Directors shall determine in its discretion that the listing or qualification of the Shares subject to the RSUs under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with the issuance of Shares pursuant to the RSUs, the RSUs may not be vested in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.

11.    The grant of the RSUs shall not confer upon you any right to continue in the employ of your Employer nor limit in any way the right of your Employer to terminate your employment at any time. You shall have no rights as a shareholder of the Company with respect to any Shares issuable upon the vesting of the RSUs until the date of issuance of such Shares.

12.     You acknowledge and agree that the 2011 Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the RSUs under the 2011 Plan is a one-time benefit and does not create any contractual or other right to receive a grant of RSUs or any other award under the 2011 Plan or other benefits in lieu thereof in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the number of Shares subject to the grant, and the vesting provisions. Any amendment, modification or termination of the 2011 Plan shall not constitute a change or impairment of the terms and conditions of your employment with your Employer.

13.    Your participation in the 2011 Plan is voluntary. The value of the RSUs and any other awards granted under the 2011 Plan is an extraordinary item of compensation outside the scope of your employment (and your employment contract, if any). Any grant under the 2011 Plan, including the grant of the RSUs, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

14.    These Terms and Conditions shall bind and inure to the benefit of the Company, its successors and assigns and you and your estate in the event of your death.

15.    The Company and your Employer hereby notify you of the following in relation to your personal data and the collection, processing and transfer of such data in relation to the grant of the RSUs and your participation in the 2011 Plan pursuant to applicable personal data protection laws. The collection, processing and transfer of your personal data is necessary for the Company’s administration of the 2011 Plan and your participation in the 2011 Plan, and your denial and/or objection to the collection, processing and transfer of personal data may affect your ability to participate in the 2011 Plan. As such, you voluntarily acknowledge, consent and agree (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Company and your Employer hold certain personal information about you, including (but not limited to) your name, home address and telephone number, e-mail address, date of birth, social security number or other employee identification number (e.g., resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in your favor for the purpose of managing and administering the 2011 Plan (“Data”). The Data may be provided by you or collected, where lawful, from third parties, and the Company and your Employer will process the Data for the exclusive purpose of implementing, administering and managing your participation in the 2011 Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such information is unnecessary for the processing purposes sought. The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the 2011 Plan and for your participation in the 2011 Plan.

The Company and your Employer will transfer Data as necessary for the purpose of implementation, administration and management of your participation in the 2011 Plan, and the Company and your Employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the 2011 Plan. These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world. You hereby authorize (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the 2011 Plan, including any requisite transfer of such Data as may be required for the administration of the 2011 Plan and/or the subsequent holding of Shares on your behalf to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the 2011 Plan.

You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data and (d) oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the 2011 Plan and your participation in the 2011 Plan. You may seek to exercise these rights by contacting your local HR manager.

Finally, upon request of the Company or your Employer, you agree to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or your Employer) that the Company deems necessary to obtain from you for the purpose of administering your participation in the 2011 Plan in compliance with the data privacy laws in your country of employment (and country of residence, if different), either now or in the future.  You understand and agree that you will not be able to participate in the 2011 Plan if you fail to provide any such consent or agreement requested by the Company.

16.    The grant of the RSUs is not intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing(s) with the local securities authorities (unless otherwise required under local law). No employee of the Company is permitted to advise you on whether you should acquire Shares under the 2011 Plan or provide you with any legal, tax or financial advice with respect to the grant of the RSUs. The acquisition of Shares involves certain risks, and you should carefully consider all risk factors and tax considerations relevant to the acquisition of Shares under the 2011 Plan or the disposition of them. Further, you should carefully review all of the materials related to the RSUs and the 2011 Plan, and you should consult with your personal legal, tax and financial advisors for professional advice in relation to your personal circumstances.

17.    All questions concerning the construction, validity and interpretation of the RSUs and the 2011 Plan shall be governed and construed according to the laws of the state of Michigan, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding the RSUs or the 2011 Plan shall be brought only in the state or federal courts of the state of Michigan.

18.    The Company may, in its sole discretion, decide to deliver any documents related to the RSUs or other awards granted to you under the 2011 Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the 2011 Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

19.    The invalidity or unenforceability of any provision of the 2011 Plan or these Terms and Conditions shall not affect the validity or enforceability of any other provision of the 2011 Plan or these Terms and Conditions.

20.    If you are resident outside of the United States, you acknowledge and agree that it is your express intent that these Terms and Conditions, the 2011 Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs be drawn up in English. If you have received these Terms and Conditions, the 2011 Plan or any other documents related to the RSUs translated into a language other than English and the meaning of the translated version is different than the English version, the English version will control.

21.    You acknowledge that, depending on your or your broker's country of residence or where the Shares are listed, you may be subject to insider trading restrictions and/or market abuse laws which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares during such times you are considered to have “inside information” regarding the Company as defined in the laws or regulations in your country of employment (and country of residence, if different).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information.  Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities.  Third parties include fellow employees.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  You acknowledge that it is your responsibility to comply with any restrictions and are advised to speak to your personal advisor on this matter.

22.    Notwithstanding any provisions of these Terms and Conditions to the contrary, the RSUs shall be subject to any special terms and conditions for your country of residence (and country of employment, if different) set forth in an addendum to these Terms and Conditions (an “Addendum”). Further, if you transfer your residence and/or employment to another country reflected in an Addendum to these Terms and Conditions at the time of transfer, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable in order to comply with local law, rules and regulations, or to facilitate the operation and administration of the award and the 2011 Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). In all circumstances, any applicable Addendum shall constitute part of these Terms and Conditions.
23.     The Company reserves the right to impose other requirements on the RSUs, any Shares acquired pursuant to the RSUs and your participation in the 2011 Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations, or to facilitate the operation and administration of the award and the 2011 Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
24.     This Section 24 applies only to those persons whom the Company’s Recoupment Policy applies (the corporate officers elected by the Company’s Board of Directors other than Assistant Controllers, Assistant Secretaries and Assistant Treasurers). Notwithstanding any other provision of these Terms and Conditions to the contrary, you acknowledge and agree that your RSUs, any Shares acquired pursuant thereto and/or any amount received with respect to any sale of such Shares are subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s Recoupment Policy as in effect on the date of grant (a copy of which has been furnished to you) and as the Recoupment Policy may be amended from time to time in order to comply with changes in laws, rules or regulations that are applicable to such RSUs and Shares. You agree and consent to the Company’s application, implementation and enforcement of (a) the Recoupment Policy and (b) any provision of applicable law relating to cancellation, recoupment, rescission or payback of compensation and expressly agree that the Company may take such actions as are necessary to effectuate the Recoupment Policy (as applicable to you) or applicable law without further consent or action being required by you. For purposes of the foregoing, you expressly and explicitly authorize the Company to issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold your Shares and other amounts acquired under the 2011 Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company. In the case of a conflict between these Terms and Conditions and the Recoupment Policy, the terms of the Recoupment Policy shall prevail.

25.    By accepting the grant of the RSUs, you acknowledge that you have read these Terms and Conditions, the Addendum to these Terms and Conditions (as applicable) and the 2011 Plan and specifically accept and agree to the provisions therein.

***********************

STRYKER CORPORATION

ADDENDUM TO
TERMS AND CONDITIONS
RELATING TO RESTRICTED STOCK UNITS GRANTED
PURSUANT TO THE 2011 PLAN, AS AMENDED AND RESTATED

In addition to the terms of the 2011 Plan and the Terms and Conditions, the RSUs are subject to the following additional terms and conditions (the “Addendum”). All capitalized terms as contained in this Addendum shall have the same meaning as set forth in the 2011 Plan and the Terms and Conditions. Pursuant to Section 22 of the Terms and Conditions, if you transfer your residence and/or employment to another country reflected in an Addendum at the time of transfer, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations, or to facilitate the operation and administration of the award and the 2011 Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).

AUSTRALIA

1.RSUs Conditioned on Satisfaction of Regulatory Obligations. If you are (a) a director of a Subsidiary incorporated in Australia, or (b) a person who is a management-level executive of a Subsidiary incorporated in Australia and who also is a director of a Subsidiary incorporated outside of the Australia, the grant of the RSUs is conditioned upon satisfaction of the shareholder approval provisions of section 200B of the Corporations Act 2001 (Cth) in Australia.

The Australian Offer document can be accessed here [UBS INSERT LINK HERE]

BRAZIL

1.     Labor Law Acknowledgment. By accepting the RSUs, you acknowledge and agree, for all legal purposes, that (a) the benefits provided under the Terms and Conditions and the 2011 Plan are the result of commercial transactions unrelated to your employment; (b) the Terms and Conditions and the 2011 Plan are not a part of the terms and conditions of your employment; and (c) the income from the RSUs, if any, is not part of your remuneration from employment.

2.    Compliance with Law. By accepting the RSUs, you acknowledge and agree to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the vesting of the RSUs, the issuance and/or sale of Shares acquired under the 2011 Plan and the receipt of any dividends.

CANADA

1.    Settlement in Shares. Notwithstanding anything to the contrary in the Terms and Conditions or the 2011 Plan, the RSUs shall be settled only in Shares (and may not be settled in cash).

2.    Use of English Language.  If you are a resident of Quebec, by accepting your RSUs, you acknowledge and agree that it is your wish that the Terms and Conditions, this Addendum, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to your RSUs, either directly or indirectly, be drawn up in English.

Langue anglaise. En acceptant l'allocation de vos RSUs, vous reconnaissez et acceptez avoir souhaité que le Termes et Conditions, le présent avenant, ainsi que tous autres documents exécutés, avis donnés et procédures judiciaires intentées, relatifs, directement ou indirectement, à l'allocation de vos RSUs, soient rédigés en anglais.

BY SIGNING BELOW, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE PROVISIONS OF THE 2011 PLAN, THE TERMS AND CONDITIONS AND THIS ADDENDUM.

PLEASE SIGN AND RETURN THIS ADDENDUM VIA EMAIL NO LATER THAN APRIL 30, 2018 TO STOCKPLANADMINISTRATION@STRYKER.COM.

___________________________________     ______________________________
Employee Signature                    Employee Name (Printed)

_____________________
Date

CHILE

1.    Private Placement. The following provision shall replace Section 16 of the Terms and Conditions:

The grant of the RSUs hereunder is not intended to be a public offering of securities in Chile but instead is intended to be a private placement.

a)	The starting date of the offer will be the grant date, and this offer conforms to General Ruling no. 336 of the Chilean Superintendence of Securities and Insurance;

b)
The offer deals with securities not registered in the registry of securities or in the registry of foreign securities of the Chilean Superintendence of Securities and Insurance, and therefore such securities are not subject to its oversight;

c)
The Company, as the issuer, is not obligated to provide public information in Chile regarding the foreign securities, as such securities are not registered with the Chilean Superintendence of Securities and Insurance; and

d)	The Shares, as foreign securities, shall not be subject to public offering as long as they are not registered with the corresponding registry of securities in Chile.
La fecha de inicio de la oferta será el de la fecha de otorgamiento y esta oferta se acoge a la norma de Carácter General n° 336 de la Superintendencia de Valores y Seguros Chilena;

a)
La oferta versa sobre valores no inscritos en el registro de valores o en el registro de valores extranjeros que lleva la Superintendencia de Valores y Seguros Chilena, por lo que tales valores no están sujetos a la fiscalización de ésta;

b)	Por tratar de valores no inscritos no existe la obligación por parte del emisor de entregar en chile información pública respecto de esos valores; y

c)	Esos valores no podrán ser objeto de oferta pública mientras no sean inscritos en el registro de valores correspondiente.

CHINA

1.    RSUs Conditioned on Satisfaction of Regulatory Obligations. If you are a People’s Republic of China (“PRC”) national, the grant of the RSUs is conditioned upon the Company securing all necessary approvals from the PRC State Administration of Foreign Exchange to permit the operation of the 2011 Plan and the participation of PRC nationals employed by your Employer, as determined by the Company in its sole discretion.

2.    Sale of Shares. Notwithstanding anything to the contrary in the 2011 Plan, upon any termination of employment with your Employer, you shall be required to sell all Shares acquired under the 2011 Plan within such time period as may be established by the PRC State Administration of Foreign Exchange.

3.     Exchange Control Restrictions. You acknowledge and agree that you will be required immediately to repatriate to the PRC the proceeds from the sale of any Shares acquired under the 2011 Plan, as well as any other cash amounts attributable to the Shares acquired under the 2011 Plan (collectively, “Cash Proceeds”). Further, you acknowledge and agree that the repatriation of the Cash Proceeds must be effected through a special bank account established by your Employer, the Company or one of its Subsidiaries, and you hereby consent and agree that the Cash Proceeds may be transferred to such account by the Company on your behalf prior to being delivered to you. The Cash Proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. If the Cash Proceeds are paid to you in U.S. dollars, you understand that a U.S. dollar bank account must be established and maintained in China so that the proceeds may be deposited into such account. If the Cash Proceeds are paid to you in local currency, you acknowledge and agree that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the Cash Proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the Shares are sold and the Cash Proceeds are converted into local currency and distributed to you. You further agree to comply with any other requirements that may be imposed by your Employer, the Company and its Subsidiaries in the future in order to facilitate compliance with exchange control requirements in the PRC.

COLOMBIA

1.    Securities Law Information. The Shares subject to the RSUs are not and will not be registered in the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores) and therefore the Shares may not be offered to the public in Colombia. Nothing in this document should be construed as the making of a public offer of securities in Colombia.

DENMARK

1.    Treatment of RSUs upon Termination of Employment. Notwithstanding any provision in the Terms and Conditions or the 2011 Plan to the contrary, unless you are a member of registered management who is not considered a salaried employee, the treatment of the RSUs upon a termination of employment which is not a result of death shall be governed by Sections 4 and 5 of the Danish Act on Stock Option in Employment Relations. However, if the provisions in the Terms and Conditions or the Plan governing the treatment of the RSUs upon a termination of employment are more favorable, then the provisions of the Terms and Conditions or the 2011 Plan will govern.

FINLAND

1.    Withholding of Tax-Related Items. Notwithstanding anything in Section 6 of the Terms and Conditions to the contrary, if you are a local national of Finland, any Tax-Related Items shall be withheld only in cash from your regular salary/wages or other amounts payable to you in cash or such other withholding methods as may be permitted under the 2011 Plan and allowed under local law.

FRANCE

1.    Use of English Language.  By accepting your RSUs, you acknowledge and agree that it is your wish that the Terms and Conditions, this Addendum, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to your RSUs, either directly or indirectly, be drawn up in English.

Langue anglaise. En acceptant l'allocation de vos RSUs, vous reconnaissez et acceptez avoir souhaité que le Termes et Conditions, le présent avenant, ainsi que tous autres documents exécutés, avis donnés et procédures judiciaires intentées, relatifs, directement ou indirectement, à l'allocation de vos RSUs, soient rédigés en anglais.

BY SIGNING BELOW, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE PROVISIONS OF THE 2011 PLAN, THE TERMS AND CONDITIONS AND THIS ADDENDUM.

PLEASE SIGN AND RETURN THIS ADDENDUM VIA EMAIL NO LATER THAN APRIL 30, 2018 TO STOCKPLANADMINISTRATION@STRYKER.COM.

___________________________________     ______________________________
Employee Signature                    Employee Name (Printed)

_____________________
Date

HONG KONG

1.    Important Notice. Warning: The contents of the Terms and Conditions, this Addendum, the 2011 Plan, and all other materials pertaining to the RSUs and/or the 2011 Plan have not been reviewed by any regulatory authority in Hong Kong. You are hereby advised to exercise caution in relation to the offer thereunder. If you have any doubts about any of the contents of the aforesaid materials, you should obtain independent professional advice.

2.    Lapse of Restrictions. If, for any reason, Shares are issued to you within six (6) months of the grant date, you agree that you will not sell or otherwise dispose of any such Shares prior to the six-month anniversary of the grant date.

3.    Settlement in Shares. Notwithstanding anything to the contrary in this Addendum, the Terms and Conditions or the 2011 Plan, the RSUs shall be settled only in Shares (and may not be settled in cash).

4.    Nature of the Plan. The Company specifically intends that the 2011 Plan will not be treated as an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). To the extent any court, tribunal or legal/regulatory body in Hong Kong determines that the 2011 Plan constitutes an occupational retirement scheme for the purposes of ORSO, the grant of the RSUs shall be null and void.

INDIA

1.    Repatriation Requirements. You expressly agree to repatriate all sale proceeds and dividends attributable to Shares acquired under the 2011 Plan in accordance with local foreign exchange rules and regulations. Neither the Company, your Employer or any of the Company’s Subsidiaries shall be liable for any fines or penalties resulting from your failure to comply with applicable laws, rules or regulations.

MEXICO
1.    Commercial Relationship. You expressly recognize that your participation in the 2011 Plan and the Company’s grant of the RSUs does not constitute an employment relationship between you and the Company. You have been granted the RSUs as a consequence of the commercial relationship between the Company and the Subsidiary in Mexico that employs you, and the Company’s Subsidiary in Mexico is your sole employer. Based on the foregoing, (a) you expressly recognize the 2011 Plan and the benefits you may derive from your participation in the 2011 Plan do not establish any rights between you and the Company’s Subsidiary in Mexico that employs you, (b) the 2011 Plan and the benefits you may derive from your participation in the 2011 Plan are not part of the employment conditions and/or benefits provided by the Company’s Subsidiary in Mexico that employs you, and (c) any modification or amendment of the 2011 Plan by the Company, or a termination of the 2011 Plan by the Company, shall not constitute a change or impairment of the terms and conditions of your employment with the Company’s Subsidiary in Mexico that employs you.

2.    Extraordinary Item of Compensation. You expressly recognize and acknowledge that your participation in the 2011 Plan is a result of the discretionary and unilateral decision of the Company, as well as your free and voluntary decision to participate in the 2011 Plan in accord with the terms and conditions of the 2011 Plan, the Terms and Conditions, and this Addendum. As such, you acknowledge and agree that the Company may, in its sole discretion, amend and/or discontinue your participation in the 2011 Plan at any time and without any liability. The value of the RSUs is an extraordinary item of compensation outside the scope of your employment contract, if any. The RSUs are not part of your regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Company’s Subsidiary in Mexico that employs you.

BY SIGNING BELOW, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE PROVISIONS OF THE 2011 PLAN, THE TERMS AND CONDITIONS AND THIS ADDENDUM.

PLEASE SIGN AND RETURN THIS ADDENDUM VIA EMAIL NO LATER THAN APRIL 30, 2018 TO STOCKPLANADMINISTRATION@STRYKER.COM.

___________________________________     ______________________________
Employee Signature                    Employee Name (Printed)

_____________________
Date

NETHERLANDS

1.    Waiver of Termination Rights. As a condition to the grant of the RSUs, you hereby waive any and all rights to compensation or damages as a result of the termination of your employment with the Company and your Employer for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the 2011 Plan, or (b) you ceasing to have rights under or ceasing to be entitled to any awards under the 2011 Plan as a result of such termination.

NEW ZEALAND

1.    WARNING. You are being offered RSUs to be settled in the form of shares of Stryker Corporation common stock. If the Company runs into financial difficulties and is wound up, you may lose some or all your investment. New Zealand law normally requires people who offer financial products to give information to investors before they invest. This requires those offering financial products to have disclosed information that is important for investors to make an informed decision. The usual rules do not apply to this offer because it is an offer made under the Employee Share Scheme exemption. As a result, you may not be given all the information usually required. You will also have fewer other legal protections for this investment. You should ask questions, read all documents carefully, and seek independent financial advice before accepting the offer. The Company’s Shares are currently traded on the New York Stock Exchange under the ticker symbol “SYK” and Shares acquired under the 2011 Plan may be sold through this exchange. You may end up selling the Shares at a price that is lower than the value of the Shares when you acquired them. The price will depend on the demand for the Company's Shares. The Company’s most recent annual report (which includes the Company’s financial statements) is available at http://phx.corporate-ir.net/phoenix.zhtml?c=118965&p=irol-irhome. You are entitled to receive a copy of this report, free of charge, upon written request to the Company at STOCKPLANADMINISTRATION@STRYKER.COM.

RUSSIA

1.    IMPORTANT EMPLOYEE NOTIFICATION. If you are a citizen of the Russian Federation, any cash proceeds derived from the 2011 Plan (including any dividend equivalents payable in cash but excluding cash dividends) must be remitted directly to a personal bank account opened with an authorized bank in the Russian Federation (an “Authorized Russian Account”). Thereafter, you may, in your sole discretion, personally transfer such amounts from your Authorized Russian Account to a bank account legally established outside of the Russian Federation with a non-Russian bank located in the Organization for Economic Co-operation and Development or the Financial Action Task Force countries (an “Authorized Foreign Account”). Cash dividends (but not dividend equivalents payable in cash) can be remitted directly to an Authorized Foreign Account. However, you are required to notify the Russian tax authorities within one month of opening or closing an Authorized Foreign Account or changing the account details. You also are required to file quarterly reports of any transactions involving any Authorized Foreign Account you hold with the Russian tax authorities.
2.    SECURITIES LAW NOTIFICATION. The grant of RSUs and the issuance of Shares upon vesting are not intended to be an offering of securities with the Russian Federation, and the Terms and Conditions, the 2011 Plan, this Addendum and all other materials that you receive in connection with the grant of RSUs and your participation in the 2011 Plan (collectively, “Grant Materials”) do not constitute advertising or a solicitation within the Russian Federation. In connection with your grant of RSUs, the Company has not submitted any registration statement, prospectus or other filing with the Russian Federal Bank or any other governmental or regulatory body within the Russian Federation, and the Grant Materials expressly may not be used, directly or indirectly, for the purpose of making a securities offering or public circulation of Shares within the Russian Federation.

SINGAPORE

1.    Qualifying Person Exemption. The following provision shall replace Section 16 of the Terms and Conditions:

The grant of the RSUs under the 2011 Plan is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2011 Ed.) (“SFA”). The 2011 Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that, as a result, the RSUs are subject to section 257 of the SFA and you will not be able to make (a) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the RSUs in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2011 Ed.).

SOUTH AFRICA

1.    Withholding Taxes. The following provision supplements Section 6 of the Terms and Conditions: By accepting the RSUs, you agree to notify your Employer in South Africa of the amount of any gain realized upon vesting of the RSUs. If you fail to advise your Employer of the gain realized upon vesting of the RSUs, you may be liable for a fine. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

2.    Exchange Control Obligations. You are solely responsible for complying with applicable exchange control regulations and rulings (the “Exchange Control Regulations”) in South Africa. As the Exchange Control Regulations change frequently and without notice, you should consult your legal advisor prior to the acquisition or sale of Shares under the 2011 Plan to ensure compliance with current Exchange Control Regulations. Neither the Company nor any of its Subsidiaries will be liable for any fines or penalties resulting from your failure to comply with applicable laws.

3.    Securities Law Information and Deemed Acceptance of RSUs.  Neither the RSUs nor the underlying Shares shall be publicly offered or listed on any stock exchange in South Africa.  The offer is intended to be private pursuant to Section 96 of the Companies Act and is not subject to the supervision of any South African governmental authority. Pursuant to Section 96 of the Companies Act, the RSU offer must be finalized on or before the 60th day following the grant date.  If you do not want to accept the RSUs, you are required to decline the RSUs no later than the 60th day following the grant date.  If you do not reject the RSUs on or before the 60th day following the grant date, you will be deemed to accept the RSUs.

SOUTH KOREA

1.    Consent to Collection, Processing and Transfer of Personal Data. By electronically accepting the Terms and Conditions, you agree to the collection, use, processing and transfer of Data as described in Section 15 of the Terms and Conditions; and you agree to the processing of your unique identifying information (resident registration number) as described in Section 15 of the Terms and Conditions.

SPAIN

1.    Acknowledgement of Discretionary Nature of the 2011 Plan; No Vested Rights. In accepting the RSUs, you acknowledge that you consent to participation in the 2011 Plan and have received a copy of the 2011 Plan. You understand that the Company has unilaterally, gratuitously and in its sole discretion granted RSUs under the 2011 Plan to individuals who may be employees of the Company or its Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Subsidiaries on an ongoing basis. Consequently, you understand that the RSUs are granted on the assumption and condition that the RSUs and the Shares acquired upon vesting of the RSUs shall not become a part of any employment contract (either with the Company or any of its Subsidiaries) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that this grant would not be made to you but for the assumptions and conditions referenced above. Thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the RSUs shall be null and void.

You understand and agree that, as a condition of the grant of the RSUs, any unvested RSUs as of the date you cease active employment will be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of the termination of employment by reason of, but not limited to, (i) material modification of the terms of employment under Article 41 of the Workers’ Statute or (ii) relocation under Article 40 of the Workers’ Statute. You acknowledge that you have read and specifically accept the conditions referred to in the Terms and Conditions regarding the impact of a termination of employment on your RSUs.

BY SIGNING BELOW, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE PROVISIONS OF THE 2011 PLAN, THE TERMS AND CONDITIONS AND THIS ADDENDUM.

PLEASE SIGN AND RETURN THIS ADDENDUM VIA EMAIL NO LATER THAN APRIL 30, 2018 TO STOCKPLANADMINISTRATION@STRYKER.COM.

___________________________________     ______________________________
Employee Signature                    Employee Name (Printed)

_____________________
Date

TURKEY

1.    Securities Law Information. Under Turkish law, you are not permitted to sell any Shares acquired under the 2011 Plan within Turkey. The Shares are currently traded on the New York Stock Exchange, which is located outside of Turkey, under the ticker symbol “SYK” and the Shares may be sold through this exchange.

2.    Financial Intermediary Obligation. You acknowledge that any activity related to investments in foreign securities (e.g., the sale of Shares) should be conducted through a bank or financial intermediary institution licensed by the Turkey Capital Markets Board and should be reported to the Turkish Capital Markets Board. You solely are responsible for complying with this requirement and should consult with a personal legal advisor for further information regarding any obligations in this respect.

UNITED KINGDOM

1.    Income Tax and Social Insurance Contribution Withholding. The following provision shall supplement Section 6 of the Terms and Conditions:

Without limitation to Section 6 of the Terms and Conditions, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company, your Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and your Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC on your behalf (or any other tax authority or any other relevant authority).
2.    Exclusion of Claim. You acknowledge and agree that you will have no entitlement to compensation or damages in consequence of the termination of your employment with the Company and your Employer for any reason whatsoever and whether or not in breach of contract, insofar as any purported claim to such entitlement arises or may arise from your ceasing to have rights under or to be entitled to vest in the RSUs as a result of such termination of employment (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the RSUs. Upon the grant of the RSUs, you shall be deemed irrevocably to have waived any such entitlement.